Filed pursuant to Rule 424(b)(3)

Registration No. 333-133693

HARTFORD LIFE INSURANCE COMPANY

Prospectus Supplement, dated October 14, 2008,

to

Prospectus, dated May 1, 2008

as supplemented June 2, 2008

This Prospectus Supplement is being filed solely to update the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) of the Securities Act of 1933 to be consistent with the amount or number of shares being offered pursuant to the above-referenced prospectus.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Deferred Annuity Contracts and Participating Interests Therein	$1,500,000,000		(1)	$1,500,000,000	$58,950

(1)  The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.  Registrant is relying on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, with respect to the registration of an indeterminate amount of securities of each class of securities identified above.

(2)  Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.